CONSENT OF INDEPENDENT AUDITORS
We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 333-177070 of the Variable Annuity-2 Series Account of Great-West Life & Annuity Insurance Company of New York on Form N-4 of our report dated March 31, 2015 on the financial statements of Great-West Life & Annuity Insurance Company of New York (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph referring to the financial statements which have been prepared from separate records maintained by the Company and may not necessarily be indicative of conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company) appearing in the Statement of Additional Information which is incorporated by reference to Post-Effective Amendment No. 8 to Registration Statement No. 333-177070 filed on April 29, 2015, which is part of this Registration Statement, as amended.

We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm and Independent Auditors” in such Prospectus and in the Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
July 21, 2015